EXHIBIT 99.1

Air Methods Reports First Quarter 2016 Results

Net Income from Continuing Operations Increases 58.6% Year-Over-Year

DENVER, May 05, 2016 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, today reported financial results for the quarter ended March 31, 2016.

	Q1-2016	Q1-2015	YOY Change (%)
Revenue	$269.4 million	$238.3 Million	13.1%
Net Income from Continuing Operations	$20.4 million	$12.9 million	58.6%
Diluted EPS from Continuing Operations	$0.50	$0.32	56.3%

Aaron Todd, CEO of Air Methods, stated, “We are pleased with our first quarter results, which would have been in-line with the pre-released range were it not for an adjustment to the value of equity put options related to our redeemable non-controlling interests described below. In the Company’s air medical segment, same-base transports increased 3.1% and maintenance expense moderated from last year’s elevated levels, while lower fuel costs continue to be a tailwind for both our air medical and tourism divisions. Additionally, the Tri-State Care Flight (TSCF) acquisition is performing well. It contributed $15.3 million in revenue and $4.4 million of pre-tax income in the first quarter despite being included for only a partial period. We remain optimistic about our future and have continued to repurchase shares in the first and second quarters of 2016.”

Basic and diluted earnings per share from continuing operations for the quarter ended March 31, 2016 were decreased by $0.02 for an adjustment to the value of equity put options related to both of our redeemable non-controlling interests in consolidated subsidiaries. While net income on the consolidated statement of comprehensive income is not decreased for the valuation adjustment, earnings per share are required to be calculated after decreasing net income for the change in valuation. For the prior year three-month period, basic and diluted earnings per share were not impacted for the same type of adjustment.

First Quarter Performance by Segment

For the first quarter, Air Medical Services (AMS) revenue increased by 14.2% to $235.2 million compared to $205.9 million in the prior-year quarter, while its segment net income increased 47.6% to $47.1 million compared to $31.9 million for the first quarter of 2015.  Community-based patient transports were 16,980 during the current-year quarter compared to 13,852 in the prior-year quarter, a 22.6% increase. Patients transported for community bases in operation greater than one year (Same-Base Transports) increased 3.1%, or 414 transports, while weather cancellations for these same bases decreased by 454 transports compared to the prior-year period. Same-base requests for community-based service increased 1.7%. Net revenue per patient transport decreased 0.2% from $11,651 to $11,623 in the current-year quarter. AMS maintenance expense (excluding the effect of the Tri-State Care Flight fleet) decreased 27.3% in the current-year quarter compared to the prior-year quarter, while total flight hours increased 5.9% for the corresponding AMS operations. Excluding TSCF, AMS fuel expense decreased $1.2 million compared to the prior-year quarter, while the fuel expense per flight hour decreased 35.9%.

Tourism revenues decreased 3.5% to $27.2 million in the current-year quarter compared to $28.2 million in the prior-year quarter.  Tourism segment net income was $0.5 million compared to net income of $0.8 million in the prior-year quarter. Total passengers decreased 4.6% to 95,593, during the current-year quarter compared to 100,196 in the prior-year quarter. Tourism maintenance expense decreased $0.1 million or 1.0% in the current-year quarter compared to the prior-year quarter, while total flight hours decreased 4.7%. Tourism fuel expense per flight hour decreased 26.5%.

United Rotorcraft’s external revenue increased 67.8% to $6.9 million compared to $4.1 million in the prior-year quarter. Its segment external earnings declined from a loss of $0.3 million in the year-ago period to a loss of $0.5 million in the current-year quarter.

Share Repurchase Program

Since the share repurchase was initiated and through the end of April 2016, the Company has repurchased 1,050,520 shares for $40.8 million, leaving $159.2 million remaining on its authorized program.

2Q16 Update

The Company also provided an update on preliminary April 2016 flight volume. Total community-based transports increased 21.2% to 6,142 during April 2016 compared to 5,069 in April 2015.  April 2016 same-base transports increased by 216 transports as compared with April 2015. Weather cancellations during April 2016 for these same bases decreased by 280 compared with the prior-year month.

First Quarter 2016 Conference Call

The Company will discuss these results in a conference call scheduled today at 4:30 p.m. Eastern. Interested parties can access the call by dialing (855) 601-0049 (domestic) or (720) 398-0100 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 95530739, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days. Concurrently, the Company will post a financial supplement that contains final operating statistics on its website, www.airmethods.com.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provide helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods’ fleet of owned, leased or maintained aircraft features approximately 500 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are “forward-looking statements”, including statements we make with regard to (i) our share repurchase program and the continuation thereof; (ii) the successful integration and positive contribution to our financial results of the Tri-State Care Flight acquisition; (iii) moderated maintenance expenses for the air medical and tourism divisions for the remainder of 2016; and (iv) preliminary results of community-based transports, same-base transports and weather cancellations for April 2016, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the Company’s completion of its second quarter closing and review procedures, the size, structure and growth of the Company's air medical services, United Rotorcraft Division and Tourism Division; the collection rates for patient transports; shifts in payer mix resulting in a decrease of the number of privately insured transports, the continuation and/or renewal of air medical service contracts; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS: Trent J. Carman, Chief Financial Officer, (303) 792-7591. Please contact Christina Brodsly at (303) 256-4122 to be included on the Company’s e-mail distribution list.

– FINANCIAL STATEMENTS ATTACHED –

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	March 31, 2016	December 31, 2015

ASSETS

Current assets:
Cash and cash equivalents	$5,085	5,808
Trade receivables, net	398,854	376,300
Other current assets	91,942	91,251

Total current assets	495,881	473,359

Net property and equipment	849,760	799,656
Other assets, net	435,119	283,660

Total assets	$1,780,760	1,556,675

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to aircraft pending long-term financing	$-	2,955
Current portion of indebtedness	71,606	59,372
Accounts payable, accrued expenses and other	86,296	87,211

Total current liabilities	157,902	149,538

Long-term indebtedness	857,021	639,514
Other non-current liabilities	182,934	185,198

Total liabilities	1,197,857	974,250

Redeemable non-controlling interests	475	8,550

Total stockholders' equity	582,428	573,875

Total liabilities and stockholders' equity	$1,780,760	1,556,675

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended
	March 31,

	2016	2015

Revenue:
Patient transport revenue, net	$197,832	161,816
Air medical services contract revenue	33,644	40,639
Tourism revenue	27,227	28,221
Product operations	6,957	4,137
Dispatch and billing service revenue	3,738	3,486
Total revenue	269,398	238,299

Expenses:
Operating expenses	166,424	156,743
General and administrative	39,392	35,725
Depreciation and amortization	22,566	20,044
	228,382	212,512

Operating income	41,016	25,787

Interest expense	(7,800)	(4,985)
Other, net	310	364

Income from continuing operations before income taxes	33,526	21,166

Income tax expense	(13,102)	(8,290)

Income from continuing operations	20,424	12,876

Loss on discontinued operations, net of income taxes	-	(9)

Net income	20,424	12,867

Income (loss) attributable to redeemable non-controlling interests	(29)	239

Net income attributable to Air Methods Corporation and subsidiaries	$20,453	12,628

Income (loss) per common share:
Basic
Continuing operations	$0.50	0.32
Discontinued operations	-	-
Diluted
Continuing operations	$0.50	0.32
Discontinued operations	-	-

Weighted average common shares outstanding - basic	38,803,817	39,262,063
Weighted average common shares outstanding - diluted	38,872,949	39,390,415

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Quarter Ended
	March 31,

	2016	2015

Cash flows from operating activities:
Net income	$20,424	12,867
Loss from discontinued operations, net of income taxes	-	9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,566	20,044
Deferred income tax expense	947	6,039
Stock-based compensation	1,537	1,848
Gain on disposition of assets	(330)	(262)
Unrealized loss (gain) on derivative instrument	(149)	149
Loss from equity method investee	265	224
Changes in assets and liabilities, net of effects of acquisitions	(2,890)	(6,414)

Net cash provided by continuing operating activities	42,370	34,504
Net cash used by discontinued operating activities	-	(96)
Net cash provided by operating activities	42,370	34,408

Cash flows from investing activities:
Acquisition of subsidiaries	(226,011)	-
Acquisition of property and equipment	(31,385)	(23,493)
Buy-out of previously leased aircraft	(4,460)	-
Proceeds from disposition of equipment	2,303	1,997
Increase in other assets	(566)	(4,577)

Net cash used by continuing investing activities	(260,119)	(26,073)
Net cash provided by discontinued investing activities	-	25
Net cash used by investing activities	(260,119)	(26,048)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	803	207
Purchases of common stock	(13,444)	-
Payments for financing costs	(48)	(4)
Proceeds from long-term debt	248,100	21,137
Payment of long-term debt, notes payable, and capital lease obligations	(18,385)	(18,086)
Proceeds from non-controlling interests	-	-

Net cash provided by continuing financing activities	217,026	3,254
Net cash provided (used) by discontinued financing activities	-	-
Net cash provided by financing activities	217,026	3,254

Increase (decrease) in cash and cash equivalents	(723)	11,614

Cash and cash equivalents at beginning of period	5,808	13,165

Cash and cash equivalents at end of period	$5,085	24,779

AIR METHODS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBITDA
(Amounts in thousands)
(unaudited)

	Quarter Ended
	March 31,
	2016	2015

Net income attributable to Air Methods Corporation and subsidiaries	$20,453	12,628
Loss on discontinued operations, net of income taxes	-	(9)
Net income from continuing operations attributable to Air Methods Corporation and subsidiaries	20,453	12,637

Interest expense *	7,800	4,945
Income tax expense *	13,102	8,290
Depreciation and amortization *	22,566	19,956
Gain on disposition of assets, net *	(330)	(262)

EBITDA from continuing operations	$63,591	45,566

* Excludes amounts attributable to redeemable non-controlling interests